Exhibit 99.1

 STRATEX OIL & GAS ANNOUNCES 35,000 ACRE JOINT DEVELOPMENT AGREEMENT IN Mississippi Lime

Company Additionally Establishes New AMI in Kansas

HOUSTON, TX--(Marketwired – September 12, 2014) – Stratex Oil & Gas Holdings, Inc. (STTX) ("Stratex" or the “Company”) is pleased to announce that it has entered into a Joint Development Agreement (“JDA”) with Eagle Oil & Gas Co. (“Eagle”) and Eagle Dodge City Partners, LP, pursuant to which Stratex may earn up to a 50% working interest (“WI”) in approximately 35,000 leasehold acres located in Ford County, Kansas.

As per the terms of the JDA, Eagle, as operator, will initially drill 4 wells targeting the Mississippian Lime, which produces locally. It is anticipated that the first such well will be spudded within 90 days. Stratex has agreed to pay 75% of the estimated drilling and completion costs of these 4 initial wells, in return for a 50% WI therein. Subsequently, Stratex may elect to participate in the drilling of additional wells. Provided that the Company makes all required timely payments under the JDA, upon the completion or abandonment of the next 6 wells, Stratex will receive an assignment of an undivided 25% WI in the aforementioned 35,000 acres. Upon the completion or abandonment of 10 more wells, Stratex will receive an assignment of an additional undivided 25% WI, totaling a 50% WI. Following the drilling of these 20 wells, Stratex will drill future locations with Eagle on a 50/50 “heads up” basis.

Stratex’s management believes there exists the opportunity for the drilling for significant additional development on the acreage. To that end, the JDA has also established an area of mutual interest (“AMI”) in Ford County, Kansas, pursuant to which Stratex and Eagle have each agreed to permit the other party to acquire an undivided working interest in new leases.

About Stratex Oil & Gas Holdings, Inc.

Stratex Oil & Gas Holdings, Inc. (STTX) is an independent energy company focused on the acquisition and subsequent organic exploitation and development of operated crude oil properties in Texas and Kansas, as well as smaller non-operated working interests in North Dakota, Utah and Montana. Stratex is fully committed to the creation of long term value for all of its stakeholders. For more information visit: www.stratexoil.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets. Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor Relations Contact

Derek Gradwell

SVP Natural Resources

MZ Group North America

Phone: 512-270-6990

Email: dgradwell@mzgroup.us

Web: www.mzgroup.us